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                                                                    EXHIBIT 23.1

23.1  CONSENT OF PRICEWATERHOUSECOOPERS LLP*

     We consent to the incorporation by reference in the registration statements of Panera Bread Company and Au Bon Pain Co., Inc. on Form S-8 (File Nos. 33-41989, 33-41990, 33-46682, 33-46683, 33-96510, 33-96506,
333-01668, 333-31855, 333-31857) and Form S-3 (File Nos. 33-82292 and
333-80927) of our report dated March 19, 2000 on our audit of the consolidated financial statement and financial statement schedules of Panera Bread Company as of December 25, 1999 and December 26, 1998, and for each of the three years in the period ended December 25, 1999, which report is included in the Annual Report on Form 10-K, as amended by the filing of Form 10-K/A filed on or about June 19, 2000.

                                  /s/ PRICEWATERHOUSECOOPERS LLP


                                      PricewaterhouseCoopers LLP



Saint Louis, Missouri
June 19, 2000